PRECIOUS METALS STORAGE AGREEMENT

West Valley City, Utah

Precious Metals Storage Agreement ("Agreement") dated as of January 11, 2008, by and among IBI Secured Transport, Inc. a Delaware Corporation a wholly owned subsidiary of IBI Armored Services, Inc a New York Corporation collectively ("IBI") having a business at 814 Sylvia Street, Ewing, New Jersey 08628 and Brown Brothers Harriman & Co., 140 Broadway, New York, New York 10005 (hereinafter "BBH") and A-Mark Precious Metals, Inc., 429 Santa Monica Boulevard, Santa Monica, CA 90401
(hereinafter "A -Mark").

IBT, BBH and A-Mark hereby agree as follows: WHEREAS, IBI is in the business of transporting and storing Precious Metals (as "Precious Metals" is hereinafter defined), and WHEREAS, A-Mark, the owner of Precious Metals and BBH acting for itself and in its capacity as agent for certain other banks, (BBH and such other banks having financing arrangements with A-Mark with respect to the Precious Metals), desire that the inventory of Precious Metals to be maintained by IBI under this Agreement be considered as security for all obligations of A-Mark to BBH, and WHEREAS, IBI is willing to maintain an inventory of the Precious Metals on behalf of BBH.

NOW, THEREFORE, IET, BBH and A-Mark agree as follows:
I. Definitions. "IBI Facility" means IBI office at 3738 West 2340 South Suite B West Valley City, UT. 84120. "Business Day" means any Monday to Friday, excluding holidays observed by IBI as set forth on the list of holidays provided to A-Mark. "Coin" means U.S. coin in twenty-five (25) cent and one dollar denominations. "Precious Metals" means, individually or collectively, gold, silver, platinum and/or palladium in coin form.
"Property" means collectively, Precious Metals and Coin.

2. Receipt and Verification of Precious Metals.

(a) By 8:00 a.m. local time to the IBI Facility on each Business Day, A-Mark will notify IBI of the exact quantity and amount of any Precious Metals that (i) will be delivered to the IBI Facility, or (ii) IBI must pick up from an A-Mark customer's designated location for delivery to IBI. Facility ("IBI Pick-ups"). For any notifications sent to IBI by A-Mark after 8:00 a.m. Eastern Standard Time on a Business Day, IBI will use commercially reasonable efforts to satisfy any requested Customer Deliveries or IBI Pick-ups contained therein on that Business Day.

(b) A-Mark shall give written notice to IBI, not later than 2 hours prior to the intended time of delivery that a shipment of Property is scheduled to be delivered to the IBI Facility under this Agreement. Such notice shall include the name of the carrier or the individual that will make the delivery, and the type of verification to be performed by IBI as more specifically set forth in paragraph (c) of this Section 2.

(c) A-Mark agrees to cause all shipments delivered to IBI to have the name of the consignor marked on the outside of each container and a manifest of the contents included within each container except, if the container is a Lot Bag, A-Mark shall cause the value of the Lot Bag to be stated on the outside of such bag. A-Mark shall give IBI reasonable advance notice if the number of containers in a shipment will exceed 49. A-Mark further agrees that no container in any shipment delivered to IBI will exceed 80 pounds. IBI shall accept deliveries of Property consigned to A-Mark during IBI regular business hours, excepting, however, shipments delivered to IBI Facility by individuals who are A-Mark customers must be delivered between the hours of 9:30 a.m. and 1:30 p.m. Eastern Standard Time. IBI shall have the right to refuse to accept any shipment that does not comply with any requirement set forth in this Section 2 or is not sealed or includes an item that shows evidence of damage or tampering on the outer container. The parties understand and agree that IBI obligation to accept shipments for storage under this Agreement is subject to the availability of vault space at IBI Facility. IBI will make every reasonable effort to notify A-Mark if vault space is near capacity, including providing notice to A-Mark at least ten(10) business days prior to the date that IBI will no longer accept shipments because the vault space has reached capacity.

(d) IBI, A-Mark and BBH agree that upon arrival of a shipment at IBI Facility that is consigned to A-Mark (and such shipment complies with the requirements of paragraphs (a) and (b) of this section), and IBI receipt of proper identification from the party making the delivery, IBI will accept each shipment into its custody on behalf of BBH, and not on behalf of A-Mark. By the following Business Day, IBI will verify each shipment received in accordance with A-Mark's instructions by either (i) counting the number of sealed packages received on a said to contain basis, or (ii) opening each sealed container, counting the contents, and comparing the information contained on the shipping documents that accompany each shipment against corresponding information imprinted on each bar or coin. IBI shall notify A-Mark if it discovers a discrepancy between its count and the shipping documents on the same day that IBI verifies the shipment. If IBI discovers that no packing list is included in a container that IBI opens for verification, IBI will note such missing packing list on the inventory report. BBH and A Mark each expressly understand and agree that IBI does not assume any liability whatsoever as to the authenticity or assay characteristics of any Property received, verified or otherwise handled by IBI under this Agreement and that IBI count of the
Property shall be binding and conclusive.

3. Maintenance of an Inventory. IBI will maintain for BBH, in a vault at IBI Facility, an inventory of all Property that IBI receives that is consigned to A-Mark. Property shall be maintained in inventory until IBI receives written instructions which can be made by facsimile from an authorized representative of BBH not later than 8:30 a.m. Eastern Standard Time on the Business Day the Property is to be released from inventory, to release all or a designated portion of the Property from inventory for delivery to a consignee designated by A-Mark. Notwithstanding the foregoing, and subject to IBI receipt, no later than noon Eastern Standard Time of BBH's instruction to release the Property from inventory, and IBI ability to comply with the request on a same day basis, A-Mark may, up to 11:30 a.m. Eastern Standard Time, request IBI to prepare shipments for delivery by registered mail or to be picked up at IBI Facility. As used in this Agreement, a consignee may include, but shall not be limited to, A-Mark, another armored carrier, an individual, or the US Post Office. IBI shall maintain a continuous record of the Property placed in and released from inventory and, when requested by BBR or A-Mark, or at any time, in IBI sole discretion, IBI will furnish BBR and/or A-Mark with a copy of such records. BBR and A-Mark each understand and agree that Property shall not be included in an inventory report until one Business Day after IBI verifies the Property. Notwithstanding any provision in this Agreement to the contrary, if market conditions result in IBI receiving a higher volume of shipments than customary on any day, the number of days in which IBI has agreed to complete verification and place Property in inventory shall be increased as necessary to perform service under such circumstances.

4. Authorized BBR and A-Mark Representatives. BBR shall furnish IBI with the names and signatures of BBR's authorized representatives who are empowered to issue orders for the release of Property from inventory. A-Mark shall furnish IBI with the names and signatures of A-Mark's representatives who are authorized to give IBI instructions pursuant to Section 6 of this Agreement. It is expressly understood and agreed that IBI shall not be liable for any release made under a release order fraudulently executed in the name of an authorized BBR representative, nor for any release of Property made where the authority of any such representative has been revoked and IBI has not been notified thereof in writing.

5. Contradictory Release Orders. A-Mark and BBR expressly understand and agree that lBI shall act solely upon the instructions of BBR with respect to the release of Property from inventory notwithstanding any different instructions from A-Mark that seek to vary or contradict such instructions from BBR. BBR agrees to indemnify, defend and hold IBI harmless from and against any and all liabilities, claims, damages, costs and expenses (including attorney's fees and expenses of litigation) arising out of or related to claims, disputes and legal actions involving IBI release of Property from inventory in compliance with an order from BBR.

6. Instructions from A-Mark. BBR expressly acknowledges that except with respect to IBI receipt of authorization to release Property from inventory, A-Mark is fully authorized to give IBI instructions regarding all other matters involving the Property, including, but not limited to, receipt, verification and the disposition of the Property after Property is released from inventory by BBR. A-Mark agrees to indemnify, defend and hold IBI harmless from and against any and all liabilities, claims, costs, expenses and damages of any (including attorney's fees and expenses of litigation) arising out of or related to claims, disputes and legal actions involving IBI compliance with instructions from A-Mark as provided in this Section. A-Mark further agrees to indemnify, defend and hold IBI harmless from and against any and all claims that may be made against IBI by A-Mark customers or investors that involve the Property held on behalf of BBR and which arise out of this Agreement.

7. Limitation of IBI Liability. (a) IBI assumes the liability and is liable solely to BBH, for the loss, damage or destruction of Property while in IBI custody on behalf of BBH under this Agreement, up to a one time single loss or aggregate amount of Fifteen Million Dollars ($15,000,000.00) on anyone day. IBI liability shall commence when any Property has been received into IBI possession upon a receipt being given therefore and shall terminate when the Property has been released by BBH to A-Mark from the inventory of Property being held on behalf of BBH pursuant to this Agreement. It is expressly understood and agreed that IBI maximum liability for any loss or destruction of Property is up to (but not exceeding) the aforesaid liability notwithstanding anything to the contrary contained in any invoice, receipt or other document delivered to or by IBI relating to any Property handled by IBI under this Agreement.

(b) A-Mark shall cause the Property that is to be received by IBI under this Agreement to be packaged in accordance with the custom of the trade so that the Property is not susceptible to damage while in IBI custody. IBI shall not be liable for any damage to Property unless caused by theft and/or attempted theft, explosion, collision or overturn of conveyance while the Property is in IBI custody. The liability of IBI shall in no event exceed the limit of liability set forth in paragraph (a) of this Section 7.

(c) IBI shall not be liable for non-performance, delays or loss or damage caused by or resulting from: (a) war, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack, (i) by any government or sovereign power (de jure or de facto), or by any authority maintaining or using military, naval or air forces; or (ii) by military, naval or air forces; or (iii) by an agent of any such government, power, authority or forces; (b) any weapon of war employing atomic fission or radio-active force whether in time of peace or war; (c) insurrection, rebellion, revolution, civil war, usurped power, or action taken by governmental authority in hindering, combating or defending against such an occurrence, or confiscation by order of any government or public authority.'

(d) Notwithstanding anything in this Agreement to the contrary, in no case shall IBI be liable for loss, damage, liability, or expense directly or indirectly caused by or contributed to by or arising from: (i) ionizing radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; (ii) the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; or (iii) any weapon of war employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force or matter whether in time of peace or war.

(e) IBI shall not be liable under any circumstances whatsoever for special, incidental, consequential, indirect or punitive losses or damages, interest or attorneys' fees, whether or not caused by the fault or neglect of IBI and whether or not IBI had knowledge that such losses or damages might be incurred.

8. Insurance. IBI is not an insurer. IBI shall obtain and maintain, at all times during the term of this Agreement, insurance payable to IBI in such amounts and against such risks as shall adequately cover the liability assumed by IBI under this Agreement, it being understood that any party to this Agreement may cancel this Agreement immediately in the event IBI insurer notifies IBI of its intention to cancel or substantially restrict IBI "all risk" insurance coverage. BBH and A-Mark will be given not less than thirty (30) days written notice prior to the cancellation of or material restriction in IBI insurance coverage. If requested, IBI will furnish a certificate of insurance to BBH and/or A-Mark evidencing that such insurance is in force. BBH and A-Mark understand and agree that the liability exclusions set forth in Sections 7(c) and (d) of this Agreement are subject to modification by IBI insurers at any time. In such event IBI will endeavor to give BBH and/or A-Mark not less than twenty four (24) hours advance notice thereof.

9. Force Majeure. IBI shall not be liable for non-performance or delays caused by strikes, lockouts or other labor disturbances, riots, authority of law, acts of God or means beyond IBI control, but IBI agrees to be liable for the loss of any Property received into its possession not to exceed the maximum amount set forth in Section 7(a) of this Agreement.

10. Declaration of Value and Notice of Claims. A-Mark agrees to declare to IBI the value of Property to be received into IBI custody under this Agreement. A-Mark agrees that it shall never conceal or misrepresent any material fact or circumstance concerning the Property delivered to IBI. BBH acknowledges that it has appointed A-Mark as its representative to make such declarations and agrees to be bound by such declaration of value in all events. In the event of loss, damage or destruction of the Property under this Agreement, A-Mark shall give written notice to IBI and BBH within one (1) Business Day after discovery of any such loss, damage or destruction, but in no event more than fifteen (15) days after delivery by IBI to A-Mark of an inventory statement in which a discrepancy first appears. Unless notice is given as aforesaid all claims shall be deemed to have been waived. No action, suit or other proceeding shall be brought against IBI for loss, damage or destruction of Property unless notice shall have been given as aforesaid and unless such action, suit or proceeding shall have been commenced within twelve (12) months from the time a claim is made pursuant to this paragraph.

11. Proof of Loss and Loss Reimbursement. (a) In the event of loss or destruction of any Property, A-Mark and BBH shall promptly and diligently assist IBI to establish the identity of the Property lost or destroyed and unremittingly take such other steps as may be necessary to assure the maximum amount of salvage at a minimum cost. Affirmative written proof of the Property lost, subscribed and sworn to by A-Mark and concurred by BBH and substantiated by the books, records and accounts of A-Mark shall be furnished to IBI.

(b) Subject to the maximum amount of liability assumed by IBI for loss or destruction of Property pursuant to Section 7(a) of this Agreement, IBI shall, after receipt from A-Mark and concurred by BBH of proof of 1oss, pay BBH (i) the Market Value (defined below) of Precious Metals and (ii) the face value of Coin lost or destroyed. The Market Value of Precious Metals is the value of the Precious Metals on the Business Day following the day the loss or destruction is discovered determined by (i) if for gold, the London P.M. Fixing, (ii) if for silver, the Handy and Harmon Noon-Fixing, (iii) for platinum and palladium, the current Comex settlement price or, if not traded on Comex, the New York Dealer price as quoted in Metals Weekly, and (iv) for Precious Metals premium gold, silver and platinum coins whose purity is above 90%, including, but not limited to, South African Krugerrands, Canadian Maple Leafs, Mexican Fifty Peso coins, the price quoted by the respective authority marketing agencies. BBH and A-Mark shall each subrogate to IBI the right of procedure against any party for the recovery of, or in respect of, the Property for which any loss payment is made therefore.

12. Audit. Upon request, on any Business Day during IBI regular business hours, IBI will allow BBH's and/or A-Mark's authorized representatives access to IBI Facility for the purpose of performing a physical audit of the Property held in custody by IBI under this Agreement, provided that such audit does not disrupt the routine operation of IBI Facility. IBI shall also furnish such representatives with IBI inventory records relating to the Property. BBH's and/or A-Mark's representatives must present proper credentials to IBI Facility manager as a condition of being admitted to IBI Facility. BBH agrees to hold IBI harmless from any and all claims, liability, costs and expense, including attorney's fees, arising out of injury or death of or damage to the property of a BBH representative while on IBI premises, or entering or leaving except to the extent caused by the negligence or willful misconduct of IBI. A-Mark and BBH both hold IBI harmless for any and all claims, liability, costs and expense, including attorney's fees, arising out of injury or death of or damage to property of a BBH and A-Mark representatives while on IBI premises, or entering or leaving except to the extent caused by the negligence or willful misconduct of IBI.

13. Term and Termination. (a) This Agreement shall become effective on January 15, 2008 and shall continue for a period of one year and thereafter from year to year until cancelled, by any party, by giving thirty (30) days written notice to the other parties prior to any anniversary date hereof. BBH may give thirty (30) days written notice to the other patties of its intent to resign as Agent irrespective of any anniversary date and A-Mark may appoint a successor Agent as provided for under the CAA, and this Agreement will continue with the successor Agent subject to approval by IBI, A-Mark and the successor Agent.

(b) Any party may also terminate this Agreement giving written notice to the other two parties upon the occurrence of any of the following conditions: (i) In the event of a breach of any provision of this Agreement by any party, if the breach has not been cured within (30) days of an earlier written notice specifying the nature of the breach; or (ii) if any party shall be dissolved or adjudged bankrupt, or a trustee, receiver or conservator of any party or its property shall be appointed, or an application for any of the foregoing is filed.

14. Notices. Unless otherwise specifically provided, all notices and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given by an authorized representative of the party giving such notice (as specified by such party to the other),

If to BBH:	Brown Brothers Harriman & Co. of New York 140 Broadway New York, New York 10005 Telefax: (212) 493-8998 Attention: Senior Credit Officer

If to A-Mark:	A-Mark Precious Metals, Inc. 429 Santa Monica Blvd Suite 230 Santa Monica, California 90401 Telefax: (310) 319-0279 Attention: Operations Supervisor

If to IBI:	IBI Secured Transport 814 Silvia Street Ewing, NJ 08628 Fax: (609)883-0343 Attention: Jack Elder, Senior VP Attention: Dennis McManus, Sales Director

Each such notice or other communication shall be deemed given (i) when received, if delivered in person or by express delivery service, or (ii) upon confirmation of receipt, if given by telefax or facsimile, or (iii) three days after the date of mailing when deposited in the United States mail, postage prepaid, by certified mail and the postal records show that delivery was made.

15. Hazardous Materials Prohibited. A-Mark represents and warrants that no Precious Metals tendered to IBI hereunder is or can be classified as hazardous material(s), substance(s) or waste(s) (hereinafter referred to as "hazardous materials") as such terms are or may be defined, described or listed in any applicable federal, state, or local laws, or pursuant to any governmental agency, instrumentality or department regulation(s) or executive order(s), including without limitation the U.S. Environmental Protection Agency and U.S. Department of Transportation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation Recovery Act of 1976 as amended, the Hazardous Materials Transportation Act, amendments to all of the foregoing, or any other applicable law or regulation, as amended, from time to time, issued or enacted by any governmental entity in connection with environmental protection, health or safety. In the event the aforesaid representation and warranty is breached by A-Mark, knowingly or otherwise, A-Mark agrees to save, defend and hold IBI harmless and indemnifies IBI and BBH agrees to hold IBI harmless from and against any claims, fines, penalties, damages, costs and attorneys' fees which may be incurred by IBI by reason of this breach.

16. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term of this
Agreement

17, Entire Agreement This Agreement constitutes the entire agreement between the parties with respect to the subject of IBI obligations to maintain an inventory of the Property on behalf of BBH as provided in this Agreement, and shall supersede all prior and/or contemporaneous offers, negotiations, promises, exceptions and understandings, whether oral or written, between the parties hereto regarding that subject. However, it is understood that this Agreement is not intended to affect the rights and liabilities of A Mark or IBI regarding any services rendered by IBI on behalf of A-Mark after the Property has been released by BBH or is not otherwise subject to BBH's security interest in the Property,

18, Amendments. This Agreement may not be waived, altered or amended except by an instrument in writing duly executed by BBH, A-Mark and IBI.

19. Assignment. This Agreement shall be binding on BBH, A-Mark and IBI and their respective successors and assigns. No party shall assign or transfer its rights or obligations hereunder without the prior written consent of the other parties. Any such consent shall not be unduly delayed or unreasonably withheld.

20. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York. IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, as of the date and year written above.

A-MARK PRECIOUS METALS, INC. IBI, INCORPORATED

BY:		BY:

BY:	Thor Gjerdrum, A-Mark	BY:	Jack Elder, IBI
Title:		Title:

per pro BROWN BROTHERS HARRIMAN & CO.

BY:
Title:

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